Exhibit 10.12

SPRUCE BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Alexis R. Howerton, Ph.D. (“Executive”) and Spruce Biosciences, Inc. (the “Company”) (together referred to herein as the “Parties”), effective as of May 2, 2016 (the “Effective Date”). This Agreement supersedes in its entirety any other agreement to which the Company is a party with respect to Executive’s employment with the Company, except for the Proprietary Information and Inventions Assignment Agreement between the Company and Executive (the “Confidential Information Agreement”).

R E C I T A L S

A. The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B. Executive desires to provide services to the Company on the terms herein provided.

C. Certain capitalized terms used in this Agreement are defined in Section 11 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Effective on the Effective Date, Executive: (i) shall serve as the Chief Executive Officer of the Company, with responsibilities, duties and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business. In addition, Executive shall continue to serve as a member of the Board while employed hereunder.

(c) Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (i) accept any other employment or consultancy; (ii) serve on the board of directors or similar body of any other entity; or (iii) engage, directly or indirectly, in any other business activity

(whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (the “Base Salary”) will be $275,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board or an authorized committee of the Board shall review Executive’s Base Salary periodically.

(b) Bonus. If and when the Company adopts a formal incentive performance bonus program, Executive will be eligible to receive an annual performance bonus pursuant to such program, with a target achievement of twenty five percent (25%) of Executive’s then-Base Salary (the “Annual Bonus”). Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Company and shall be subject to the terms and conditions of the adopted formal bonus program. The Board or a committee of the Board shall review Executive’s Annual Bonus periodically. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within two and a half months following the end of the fiscal year to which the bonus relates. The Company currently anticipates that such formal bonus program shall be adopted following the closing of the Company’s Series A equity financing. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year, and that whether and/or when the Company adopts a formal performance bonus program and whether the Company pays Executive an Annual Bonus under such program will be determined by the Company in its sole discretion.

(c) Equity Awards.

(i) Founder’s Stock. Executive currently holds 3,750,000 shares of the Company’s common stock (the “Founder’s Shares”) as the result of the conversion of the Company from a limited liability company to a corporation. In connection with entering into this Agreement, Executive hereby agrees that two-thirds (2/3rd) of the Founder’s Shares (such shares, the “Restricted Shares”) will become subject to certain restrictions, including a right of repurchase in favor of the Company, as set forth in a stock restriction agreement by and between Executive and the Company. Subject to Executive’s continued service with the Company through the applicable vesting date, 1/24th of the total number of Restricted Shares will vest and the restrictions thereupon shall lapse on each monthly anniversary of the Effective Date.

(ii) Stock Options. In addition, in connection with entering into this Agreement, Executive shall be granted, subject to approval by the Board, an option to purchase 600,000 shares of the Company’s common stock (the “Initial Option”), which represents approximately two percent (2%) of the Fully Diluted Shares (as defined below) as of the Effective Date, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board in its sole discretion), provided that Executive is employed by the Company on the date of grant. Subject to Executive’s continued service with the Company through the applicable vesting date, 1/48th of the total number of shares initially subject to the Initial Option will vest on each monthly anniversary of the Effective Date. As soon as reasonably practicable following the first anniversary of the Effective Date, Executive shall be granted, subject to approval by the Board, an option to purchase that number of shares of the Company’s common stock (the “Second Option” and, together with the Initial Option, the “Options”) such that the Initial Option plus the Second Option are equivalent in total to approximately four percent (4%) of the Fully Diluted Shares with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board in its sole discretion), provided that Executive is employed by the Company as its Chief Executive Officer on the date of grant. Subject to Executive’s continued service with the Company through the applicable vesting date, 1/48th of the total number of shares initially subject to the Second Option will vest on each monthly anniversary of the applicable date of grant. The Options, and any shares acquired upon exercise, will be subject to the terms and conditions of the Company’s equity incentive plan and option agreements to be entered into between Executive and the Company. For the purposes of this Agreement, “Fully Diluted Shares” shall be calculated by adding (x) the number of outstanding shares of capital stock of the Company, plus (y) the number of shares of Company common stock subject to issuance under outstanding options or warrants, plus (z) the number of unallocated shares of Company common stock reserved for issuance pursuant to the Company’s stock option plans, in each case, as of the close of the business day preceding the date of determination.

(iii) Additional Equity Grants. Executive shall be eligible to receive additional grants of equity awards in the Board’s sole discretion.

(d) Benefits. Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits. Prior to the adoption of health insurance benefit plan(s) by the Company, Executive shall be eligible to receive, at her election, a monthly cash lump-sum bonus equal to $1,200, less applicable withholdings and deductions, for Executive’s health insurance payments for the period of time between the Effective Date and date the Company adopts health insurance benefit plans of its own.

(e) Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement hereof shall survive the termination of Executive’s employment and the termination of this Agreement.

(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(f) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c) Severance Payments upon Termination Without Cause Other Than During a Change in Control Period. If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive executes a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive an amount equal to six (6) months of Executive’s then-existing annual Base Salary in effect as of Executive’s termination date, less applicable withholdings, which shall be payable in a cash lump sum on the first regular payroll date following the date of Executive’s Release of Claims becomes effective and irrevocable.

(ii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (A) the last day of the sixth (6th) full calendar month following the date the Release of Claims becomes effective and irrevocable and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(iii) Equity Awards. The Restricted Shares shall automatically become vested and all restrictions thereon shall lapse with respect to one hundred percent (100%) of the then-unvested shares subject to thereto effective as of immediately prior to such termination date. In addition, each outstanding equity award held by Executive other than the Restricted Shares shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case, with respect to that number of shares that would have vested had Executive remained employed with the Company for an additional six (6) months following the termination date, effective as of immediately prior to such termination date.

(d) Severance Payments upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 4(b) above, then the Company shall provide Executive with the following (i) the severance payments and benefits provided in Section 4(c)(i) and (ii) above and (ii) each outstanding equity award held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such termination date.

(e) No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan/policy of the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

(g) Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5. Limitation on Payments.

(a) Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b) If a Reduced Payment is made pursuant to this Section 5, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c) All determinations required to be made under this Section 5 shall be made by such adviser as may be selected by the Company, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date of termination of Executive’s employment, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company. All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by the Company.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

8. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing Party has given notice of such breach to the other Party. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 10(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 10(a) of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at law.

9. Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 9(b) below, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 9(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

10. Miscellaneous Provisions.

(a) Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive shall abide by the Confidential Information Agreement.

(b) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at her termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(c) Waiver. No provision of this Agreement shall be modified, waived or dis-charged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

(e) Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the Parties hereto with respect to the invalid or unenforceable term or provision.

(h) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties hereto acknowledge that each Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(i) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means (i) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between Executive and the Company, including without limitation a material breach of this Agreement, the Confidential Information Agreement or any other similar agreement; (ii) Executive’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by Executive to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) Executive’s negligence or willful misconduct in the performance of Executive’s duties or Executive’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by Executive’s against the Company; (v) any acts, omissions or statements by Executive which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company; or (vi) Executive’s termination in connection with a dissolution, wind-down or liquidation of the Company (that is not a Change in Control), including as part of a voluntary or involuntary bankruptcy or insolvency proceedings.

(b) Change in Control. “Change in Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event, to the extent required by Section 409A.

(c) Change in Control Period. “Change in Control Period” shall mean that period of time commencing on the consummation of a Change in Control and ending on the first (1st) anniversary of such Change in Control.

(d) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason.

(e) Good Reason. “Good Reason” means Executive’s right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without Executive’s consent provided such event remains uncured thirty (30) days after Executive delivers to the Company of written notice thereof and Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period: (i) a material reduction in Executive’s job responsibilities or duties, provided that a change in title and responsibilities to Chief Scientific Officer or any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not on its own give rise to Good Reason; (ii) a material diminution by the Company in Executive’s Base Salary in effect immediately prior to such reduction, other than a material diminution that is proportionately applicable to other officers and key employees of the Company generally; or (iii) the forced relocation of the principal place of business at which Executive performs services for the Company that increases Executive’s one way commute by fifty (50) miles or more.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized member, as of the day and year set forth below.

SPRUCE BIOSCIENCES, INC.

By:	/s/ Alan C. Mendelson

Title:	Secretary

Date:	April 19, 2016

EXECUTIVE

/s/ Alexis Howerton

Name:	Alexis R. Howerton, Ph.D.

Date:	May 2, 2016

Signature Page to Employment Agreement